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ASIAINFO HOLDINGS, INC.

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ASIAINFO HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2006

March 15, 2006

TO THE STOCKHOLDERS OF ASIAINFO HOLDINGS, INC.:

You are cordially invited to attend the Annual Meeting of stockholders (the “Annual Meeting”) of AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”), to be held on Tuesday, April 25, 2006 at 4:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China (“PRC”), for the following purposes:

1.	To elect two directors to serve for three-year terms to expire at the 2009 Annual Meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the selection of Deloitte Touche Tohmatsu as the independent auditors of AsiaInfo for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This notice of meeting, proxy statement, proxy card and copy of the Annual Report on AsiaInfo’s operations during the year ended December 31, 2005 are being distributed on or about March 15, 2006. The foregoing items of business are more fully described in the proxy statement.

Stockholders of record at the close of business on March 1, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, from April 14, 2006 until the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote your shares by telephone, the Internet, or by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the Annual Meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ding
James Ding Chairman of the Board of Directors

ASIAINFO HOLDINGS, INC.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street

Haidian District

Beijing 100086, PRC

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement (the “Proxy Statement”) and accompanying proxy are being mailed to stockholders on or about March 15, 2006, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo,” the “Company,” “we” or “our”), for use at the Annual Meeting of stockholders for fiscal year 2005 (the “Annual Meeting”) to be held on Tuesday, April 25, 2006, at 4:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. AsiaInfo’s principal executive offices are located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC. AsiaInfo’s telephone number at that location is +8610 8216 6688.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on March 1, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 45,158,446 shares of AsiaInfo’s common stock (“Common Stock”) were issued and outstanding and held of record by approximately 170 registered stockholders.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail, telephone or the Internet. Please note that voting via Internet is a valid proxy voting method under the laws of the state of Delaware (our state of incorporation). Telephone voting can be accessed by calling the toll-free number (in the United States only) 1-866-593-3363. Internet voting can be accessed by logging on to the following Internet address: (https://www.proxyvotenow.com/asi). Telephone and Internet voting information is provided on the proxy card. A control number located on the proxy card is designed to verify each stockholder’s identity and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in favor of proposals 1 and 2. If you vote by telephone or the Internet, it is not necessary to return your proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by casting a different vote by telephone or the Internet, by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to Ivy Dong, Legal Counsel of AsiaInfo, at the Company’s principal executive offices.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment. As of the date of this Proxy Statement, AsiaInfo is not aware of any other matter that might be presented at the Annual Meeting.

Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date, present in person or represented by proxy. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Broker “non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will not be counted in determining the number of votes cast with respect to a proposal. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by AsiaInfo as present at the Annual Meeting. Abstentions will also be counted by AsiaInfo in determining the total number of votes cast with respect to a proposal (other than the election of directors). If, however, a quorum shall not be present or represented, the stockholders present in person or represented by proxy shall have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until a quorum shall be present or represented. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter.

The cost of soliciting proxies will be borne by AsiaInfo. Proxies may be solicited by certain of AsiaInfo’s directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. In addition, AsiaInfo has retained Morrow & Co., Inc. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $10,000 plus reasonable out-of-pocket costs and expenses. In addition, AsiaInfo may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

MATTERS TO BE CONSIDERED AT

THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

The By-Laws of AsiaInfo provide that the authorized number of directors shall consist of no less than three nor more than ten directors. There are presently seven directors of AsiaInfo, divided into three classes: Class I, Class II and Class III. Each class has a three-year term. The Class I Directors are Messrs. James Ding and Yungang Lu, the Class II Directors are Messrs. Steve Zhang, Tom Manning and Tao Long, and the Class III Directors are Messrs. Edward Tian and Davin A. Mackenzie. At the Annual Meeting, the stockholders will vote on the election of two Class I Directors to serve for three year terms until the 2009 annual meeting of stockholders. The Class II Directors will hold office until the Company’s 2007 annual meeting of stockholders and the Class III Directors will hold office until the Company’s 2008 annual meeting of stockholders. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, both of whom are presently AsiaInfo directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If stockholders properly nominate persons other than AsiaInfo’s nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of AsiaInfo’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. There are no family relationships among any of the Company’s directors or executive officers.

Nominees for Class I Directors

Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
James Ding	40	Chairman of the Board and Board Member	1993
Yungang Lu	42	Managing Director of APAC Capital Advisors Limited	2004

James Ding has served as the Chairman of our Board since April 1, 2003 and has served as a member of our Board since our inception. He served as our Chief Executive Officer from May 1999 until April 2003. He was also our Senior Vice President for Business Development and Chief Technology Officer from 1997 to 1999. Prior to that, from 1993 to 1997, Mr. Ding was our Senior Vice President and Chief Technology Officer. Mr. Ding received an M.S. in Information Science from the University of California, Los Angeles in 1990.

Yungang Lu has served as a member of our Board since July 2004. Mr. Lu is now Managing Director of APAC Capital Advisors Limited, an investment manager based in Hong Kong. Prior to that, from 1998 to 2004, Mr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), where his last position was the head of China Research. Before moving to Credit Suisse First Boston in 1998, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia in Hong Kong. Mr. Lu was also an advisor on infrastructure projects in the power, transportation and healthcare sectors at Schroders Asia in Hong Kong. Mr. Lu received an M.S. in Biochemistry at Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles.

Board Meetings and Committees

The Board held four regular meetings during the fiscal year ended December 31, 2005, and acted seven times by unanimous written consent. The Board has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Yungang Lu	Davin A. Mackenzie	Yungang Lu
Tao Long	Tom Manning	Tom Manning
Davin A. Mackenzie

Audit Committee. The Audit Committee of the Board (the “Audit Committee”) currently consists of Messrs. Lu (Chair), Long and Mackenzie. The Board has determined that each member of the Audit Committee is “independent” as defined by the Nasdaq Marketplace Rules. The Board has also determined that each member of the Audit Committee is an “Audit Committee Financial Expert” as defined by the Securities and Exchange Commission (the “SEC”) in Item 401(h) of Regulation S-K. The Audit Committee held four meetings during the last fiscal year. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. The Audit Committee represents and assists the Board with the oversight and integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ independence and qualifications, the performance of the Company’s internal audit function and the independent auditors. In addition, the Audit Committee pre-approves the audit and non-audit services to be provided by the independent auditors. The Board has adopted a written charter for the Audit Committee, which was included in the appendix to our proxy statement dated March 21, 2003. For more information on our Audit Committee, please see the discussion below under the heading “Audit Committee Report”.

Compensation Committee. The Compensation Committee of the Board (the “Compensation Committee”) currently consists of Messrs. Mackenzie (Chair) and Manning. Both of the members of the Compensation Committee are independent for purposes of the Nasdaq Marketplace Rules. The Compensation Committee held one meeting and acted five times by unanimous written consent during the last fiscal year. The Compensation Committee administers AsiaInfo’s stock option plans and stock incentive plan and makes recommendations concerning officers’ salaries and incentive compensation for AsiaInfo’s employees (including officers). The Board has adopted a written charter for the Committee, which is attached as Appendix I to this Proxy Statement. For more information on our Compensation Committee, please see the discussion below under the heading, “Compensation Committee Report”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) currently consists of Messrs. Yungang Lu (Chair) and Tom Manning. All of the members of the Governance Committee are independent for purposes of the Nasdaq Marketplace Rules. The Governance Committee makes recommendations to the Board regarding the nomination of candidates to stand for election or re-election as members of the Board, evaluates the Board’s performance, provides oversight of corporate governance and ethical standards and establishes and administers Board committee member compensation policy. The Governance Committee will consider candidates for Board membership proposed by stockholders. Any such proposals should be made in writing to AsiaInfo Holdings, Inc., 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC, Attention: Legal Department. The Board has adopted a written charter for the Governance Committee. A copy of our Governance Committee Charter is available on our website at www.asiainfo.com. For more information on our Governance Committee, please see the discussion below under the heading “Nominating and Corporate Governance Committee”.

In 2005, each director attended 75% or more of the meetings of the Board and of the committees of the Board on which the director served during the period for which he was a director or committee member.

Executive sessions, or meetings of outside directors without the Chief Executive Officer or other members of management present, are generally held on a periodic basis in conjunction with regular meetings of the Board. Additional executive sessions or meetings of outside directors may be held from time to time as required.

Director Compensation

In 2005, each non-executive director was paid an annual retainer of $15,000 and an additional fee of $1,000 for each Board meeting attended in person or by teleconference. The chairman of the Audit Committee was paid an additional annual fee of $5,000 and each member of the Audit Committee was paid a fee of $1,000 for each Audit Committee meeting attended in person or by teleconference. In addition to these fees, the Company reimburses directors and committee members for reasonable and actual out-of-pocket travel expenses incurred when attending Board or committee meetings. Members of the Board who are also executives of the Company did not receive any compensation for their services at Board meetings.

AsiaInfo also has granted stock options to all of its non-executive directors (except for Tom Manning who received restricted stock units as described below), beginning with an initial grant of 20,000 options to each non-executive director, vesting over four years on an annual schedule of 25% per year. During the last two years of the vesting schedule, the options vest on a quarterly basis. In the past, the Company has typically granted new options to its non-executive directors as their options vest, so that each non-executive director always maintains 20,000 unvested options. On October 24, 2005, the Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. For more information, please see the discussion below under the heading “Option Grants in Last Fiscal Year”. The primary purpose of the accelerated vesting is to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FASB Statement No. 123R, “Share-Based Payment,” (“SFAS 123R”) in 2006.

Beginning in 2005, AsiaInfo began to implement a policy of granting restricted stock units, instead of stock options, to its non-executive directors pursuant to the AsiaInfo 2005 Stock Incentive Plan. These awards began with an initial grant of 5,000 stock units to each non-executive director, vesting over four years on an annual schedule of 25% per year. AsiaInfo will grant new restricted stock units to the non-executive directors as their restricted stock vests in each year, so that each non-executive director always maintains 5,000 unvested stock units.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of Directors.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees listed above.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

General

The Board has selected the firm of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors to audit the financial statements of AsiaInfo for the fiscal year ending December 31, 2006, and recommends that stockholders vote for ratification of this appointment. Deloitte Touche Tohmatsu has audited AsiaInfo’s financial statements since the Company’s inception in 1993.

Stockholder ratification of the selection of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors is not required by AsiaInfo’s By-Laws or otherwise. However, the Board is submitting the selection of Deloitte Touche Tohmatsu to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of AsiaInfo and its stockholders. Representatives of Deloitte Touche Tohmatsu are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following discussion describes the fees billed by Deloitte Touch Tohmatsu for services rendered on behalf of the Company during 2004 and 2005. For additional information on the types of fees discussed below, and the Audit Committee’s pre-approval procedures, please see the discussion below under the heading “Audit Committee Report”.

Audit Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended December 31, 2005 and December 31, 2004, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years were approximately $715,000 and $515,000, respectively. In addition, the fees billed by Deloitte Touche Tohmatsu for professional services rendered for the audit of internal control for the fiscal year ended December 31, 2005 were approximately $400,000.

Audit-Related Fees

Deloitte Touche Tohmatsu did not bill any fees for audit-related services for either of the last two fiscal years.

Tax Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2005 and December 31, 2004 were approximately $297,000 and $594,000, respectively.

All Other Fees

Deloitte Touche Tohmatsu did not bill any fees for any other services for either of the last two fiscal years.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors for the fiscal year ending December 31, 2006.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to our current directors and executive officers:

Board of Directors	Age	Position
James Ding	40	Chairman of the Board and Board Member
Steve Zhang	42	President, Chief Executive Officer and Board Member
Yungang Lu	42	Board Member
Davin A. Mackenzie	45	Board Member
Tao Long	53	Board Member
Edward Tian	42	Board Member
Tom Manning	50	Board Member

Executive Officers	Age	Position
Steve Zhang	42	President and Chief Executive Officer
Ying Han	51	Executive Vice President and Chief Financial Officer

For a biographical summary of James Ding and Yungang Lu, please see the section headed “Election of Directors” beginning on page 6 of this Proxy Statement.

Tao Long has served as a member of our Board since January 2003. He founded and has served as Chairman of Beijing Investment Consultants, Inc. since 1991. Mr. Long also worked for KPMG LLP as an auditor in the field of auditing and financial analysis from 1987 to 1989. Mr. Long has been an Associate Professor at Central University of Finance & Economics since 1992. Mr. Long received an M.S. in Accounting from the Institute of Public Finance Science Research of the Ministry of Finance in 1985 and a Bachelor of Economics degree in Planning and Statistics from Inner Mongolia University in 1982.

Davin A. Mackenzie has served as a member of our Board since 2004. Mr. Mackenzie is currently the Managing Director and Beijing Representative of Peak Capital, a private equity firm focused on China. Prior to joining Peak Capital, Mr. Mackenzie spent seven years working with the International Finance Corporation, a private sector arm of the World Bank, including four years as the Country Manager for China and Mongolia. Mr. Mackenzie also served as a senior associate at Mercer Management Consultants in Washington, D.C, and as the Taipei branch manager for First National Bank of Boston in Taiwan. Mr. Mackenzie is a graduate of Dartmouth College with a B.A. in Government. He received an M.A. in International Studies and an M.B.A from the University of Pennsylvania. Mr. Mackenzie has also completed the World Bank Executive Development Program at Harvard Business School in Boston, Massachusetts.

Edward Tian has served as a member of our Board since our inception. Dr. Tian is currently Chief Executive Officer of China Netcom (Group) Company Limited (formerly known as China Netcom Corporation Ltd.) and Vice President of China Network Communication Group Corporation (together with its affiliates, referred to as “China Netcom Group”), a New York Stock Exchange listed company. He has also held other senior management positions in China Netcom Group since joining the company in June 1999. China Netcom Group is a facilities-based broadband telecommunications operator in China, providing Internet broadband access and integrated telecommunications services to residential and corporate customers. Prior to joining China Netcom Group, Dr. Tian and James Ding co-founded AsiaInfo in Dallas, Texas in 1993 and Dr. Tian served as AsiaInfo’s President through May 1999. Dr. Tian received an M.S. from the Graduate School of the Chinese Academy of Science in Beijing and a Ph.D. in Environmental Management from Texas Tech University.

Tom Manning has been a member of our Board since October 2005. Mr. Manning currently serves as Chairman of China Board Directors Limited, a board advisory firm based in Hong Kong, and as CEO of Indachin Limited, a Hong Kong investment company. He also serves as an independent director of Bank of Communications, the fifth largest bank in China and a company listed on the Hong Kong Stock Exchange, and as a director of several private enterprises in China and the United States. Mr. Manning previously served as a director of Bain & Company where he was a member of Bain’s China Board and head of Bain’s information technology strategy practice in Silicon Valley and Asia. Prior to his employment with Bain, Mr. Manning was Global Managing Director of the Strategy & Technology Business of Capgemini, CEO of Capgemini Asia Pacific and CEO of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia. Mr. Manning received his B.A. in East Asian Studies with honors from Harvard University and his M.B.A from Stanford University.

Steve Zhang has been President and Chief Executive Officer and a member of our Board since April 2005. Mr. Zhang joined AsiaInfo in December 1999 as Vice President for Software and went on to hold several prominent positions in the Company including head of AsiaInfo’s Software Products Strategic Business Unit, General Manager of the Company’s Operations Support Systems Strategic Unit as well as Chief Technology Officer and Acting General Manager of the Company’s China Mobile Customer Account. Most recently, Mr. Zhang served as President and CEO of AsiaInfo Technologies, a wholly-owned subsidiary of AsiaInfo. Prior to joining AsiaInfo, Mr. Zhang worked for 10 years for several successful companies in Silicon Valley, including Blue Martini Software, Inc., Hyperion Solutions, Inc., Arbor Software, Versant Object Technology, Inc. and Sun Microsystems. Mr. Zhang holds an M.S. in Computer Science from Rice University and a Doctorate in Information Science from the University of Pisa, Italy.

Ying Han has been our Executive Vice President and Chief Financial Officer since 1998. From 1996 to 1998, Ms. Han was Chief Controller and Business Development Director of Hewlett-Packard (China). She was also their Finance Manager from 1993 to 1996 and their Service Business Administration Manager from 1990 to 1993. Ms. Han received a college degree in Western Accounting from Xiamen University in 1985.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned for services rendered to AsiaInfo by our Chief Executive Officer, our most highly compensated executive officer (other than our Chief Executive Officer) who was serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2005, whose salary and bonus for such fiscal year exceeded $100,000, and a former Chief Executive Officer for whom disclosure would have been otherwise required but for the fact that he was not serving as an executive officer of AsiaInfo as of December 31, 2005. (collectively, the “Named Executive Officers”):

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Restricted stock award(s) ($)(5)	Securities Underlying Options (#)	All Other Compensation ($)(1)
Steve Zhang(2), President and Chief Executive Officer	2005 2004 2003	150,000 145,000 145,000		92,250 89,130 27,100	58,913 43,898 33,750	(3)	80,000 — —	40,000 120,000 102,000	15,476 16,030 14,249

Ying Han, Executive Vice President and Chief Financial Officer	2005 2004 2003	154,375 148,060 149,155		32,377 31,282 19,510	28,913 4,086 15,230	(4)	35,000 — —	0 60,000 102,000	16,083 27,471 16,163

Xingsheng Zhang(6), Former President and Chief Executive Officer	2005 2004 2003	85,559 149,591 150,000	(8)	— 25,875 75,000	47,392 80,396 64,081	(9) (7)	— — —	0 400,000 800,000	42,772 22,867 12,178	(10)

(1)	The amount in this column includes contributions by the Company for pension, life insurance, and health insurance benefits.
(2)	Mr. Steve Zhang became our President and Chief Executive Officer on April 26, 2005. His salary in 2005 includes (i) his former annual salary of $145,000, pro-rated for an 8-month period; and (ii) his current annual salary of $160,000, pro-rated for the 4-month period in which he served as Chief Executive Officer.
(3)	Includes $24,000 for housing allowance, $4,500 for home visit and $30,000 for children’s education expenses.
(4)	Includes $24,000 for housing allowance and $4,500 for home visit.
(5)	Represents the value based upon the number of shares awarded multiplied by the closing price on the date of grant as reported on the Nasdaq National Market. The values of the shares of restricted stock at December 31, 2005 (calculated by multiplying the number of shares by $3.98, the closing price reported by the Nasdaq National Market) are: Mr. Steve Zhang—$318,400 and Ms. Ying Han—$139,300. Recipients of restricted stock units are not entitled to receive any dividends declared until the units have vested and shares have been released. The restricted stock units vest annually over four years on an annual schedule of 25% per year.
(6)	Mr. Xingsheng Zhang served as our President and Chief Executive Officer from March 31, 2003 until April 26, 2005. See “Employment Agreements and Change-in-Control Agreements”.
(7)	Includes annual allowance of $80,000 for housing, transportation, home visit, children’s education and other living expenses.
(8)	Mr. Xingsheng Zhang resigned as our President and Chief Executive Officer on April 26, 2005 and his last day of employment was July 9, 2005. The number presented here represents the salary actually received by Mr. Zhang in 2005.
(9)	Includes annual allowance of $40,000 for housing, transportation, home visit, children’s education and other living expenses.
(10)	Includes $35,816 for resignation-related compensation.

Option Grants in Fiscal Year 2005

The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2005. In accordance with SEC rules, also shown below is the potential realizable value over the term of the award (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent AsiaInfo’s estimate of its future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price ($/share)	Expiration Date
Name					5% ($)	10% ($)
Steve Zhang	40,000	100%	4.57	01/10/2015	114,962	291,336
Ying Han	—	—	—	—
Xingsheng Zhang	—	—	—	—

Aggregated Exercises of Stock Options in Fiscal Year 2005 and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of stock options by each of the Named Executive Officers during the fiscal year ended December 31, 2005 and the number and value of unexercised options held by these officers at the end of fiscal year 2005.

	Fiscal Year End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steve Zhang	—	—	700,814	—	—	—
Ying Han	—	—	672,000	—	29,400	—
Xingsheng Zhang	—	—	312,470	—	—	—

(1)	This value is based on the closing market price of AsiaInfo’s Common Stock on the date of exercise of shares covered by the options exercised, less the option exercise price, multiplied by the number of shares underlying the options exercised.
(2)	Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. Based on a market value of $3.98 per share, the closing price of our Common Stock on September 30, 2005 (as reported by the Nasdaq National Market), less the exercise price, multiplied by the number of shares underlying the option.

On October 24, 2005, the Compensation Committee of the Board approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The effective date of the acceleration was October 25, 2005.

As a condition of the acceleration, and to avoid any unintended personal benefits, AsiaInfo also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

Employment Agreements and Change of Control Agreements

We entered into Master Executive Employment Agreements with Steve Zhang, our President and Chief Executive Officer, and Ying Han, our Executive Vice President and Chief Financial Officer on April 1, 2004 and May 30, 2003 respectively. These agreements set forth certain principal terms and conditions that govern Mr. Zhang’s and Ms. Han’s employment, including confidentiality obligations, invention assignment requirements and non-competition restrictions.

Steve Zhang and Ying Han also entered into supplementary employment agreements with our subsidiary AsiaInfo Technologies (China), Inc., on December 8, 2005 and January 1, 2006, respectively. These supplementary agreements, which are governed by the PRC Labor Law, set forth material terms and conditions of employment, including confidentiality and non-competition obligations. Both of the employment agreements have two year terms, ending on December 8, 2007 and January 1, 2008, respectively.

We previously entered into a two year employment agreement with Xingsheng Zhang, our former President and Chief Executive Officer. This agreement was terminated as a result of Mr. Zhang’s resignation from his position as our President and Chief Executive Officer, effective April 26, 2005.

Each of Steve Zhang, Ying Han and Xingsheng Zhang have entered into non-compete agreements with AsiaInfo, pursuant to which he or she may not engage in any commercial activity in competition with AsiaInfo for six months after the termination of his or her employment. In addition, each of them is required to disclose all of his or her patent and copyright applications to AsiaInfo during and for a period of one year after the termination of his or her employment. Finally, each of them is forbidden to solicit any employees or clients of AsiaInfo for a period of six months after the termination of his or her employment.

On May 30, 2003, we entered into a change-of-control agreement with Xingsheng Zhang and Ying Han. On April 1, 2004, we entered into a change-of-control agreement with Steve Zhang. These agreements provide, among other things, that these executive officers shall be entitled to various benefits upon the occurrence of a covered termination (as defined therein) within one year of a change of control (as defined therein), including payment of one year of base salary and bonus, immediate vesting of 50% of any outstanding unvested stock options held by the executive officers, the right to exercise all vested options for a period of 18 months following termination, and provision of medical benefits and housing allowance. In the event of a change of control which does not result in termination of employment, these executive officers are entitled to immediate vesting of 50% of any outstanding unvested options.

On October 17, 2000, the Compensation Committee adopted a resolution on severance policy for departing members of AsiaInfo’s senior management. In the event that AsiaInfo terminates an employee at the level of 62 grade (vice president) or above without cause, the employee will receive severance pay equal to one month’s base salary for each year he or she has been employed by AsiaInfo, or six month’s base salary, whichever is greater.

Pension Plans

For the benefit of employees who are citizens or lawful permanent residents of the United States, AsiaInfo has adopted a Simplified Employee Pension Plan (the “Pension Plan”). The Pension Plan covers employees who have worked at AsiaInfo for at least six months. The Company makes monthly contributions under the Pension Plan in an amount equal to 5% of each covered employee’s monthly salary. The contributions are tax deductible by the Company and are not taxable to the employees. Withdrawals are taxable as ordinary income, and withdrawals before age 59 1/2 may be subject to tax penalties.

In 2005, the Company contributed approximately $13,576.71 to the accounts of employees covered by the Pension Plan. With respect to the Named Executive Officers, AsiaInfo contributed approximately $6,259 on behalf of Steve Zhang.

COMPENSATION COMMITTEE REPORT

The Compensation Committee currently consists of Messrs. Mackenzie (Chair) and Manning, each of whom are independent directors of AsiaInfo, under the rules of the Nasdaq Marketplace and SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all executive officers of AsiaInfo and makes recommendations relating to incentive compensation for employees of AsiaInfo (including officers). The following is the report of the Compensation Committee describing the compensation policies and rationale applicable to AsiaInfo’s executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 2005. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that AsiaInfo specifically incorporates such information by reference in such filing.

Compensation Philosophy and Review

Our executive compensation program is generally designed to align the interests of our executives with the interests of our stockholders and to reward our executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive information technology software and services marketplaces. Executive compensation currently consists of a base salary, long-term equity incentives, and other compensation and benefit programs generally available to other employees.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s Chief Executive Officer or any of the four most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. It is the Compensation Committee’s intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for federal income tax purposes. AsiaInfo’s stock option plans have been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plans should not be subject to these deductibility limitations. The Compensation Committee has considered the potential impact of Section 162(m) of the Code on the compensation paid to AsiaInfo’s executive officers.

Base Salaries

Base salary levels for the President and Chief Executive Officer and other executive officers are intended to compensate executives competitively within the information technology marketplace. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. The Compensation Committee also takes into account AsiaInfo’s financial performance during the previous fiscal year, including revenue growth, net income growth, operational cash flow and Common Stock performance. Base salaries for executives are reviewed annually by the Compensation Committee.

Long-Term Equity Incentives

AsiaInfo has provided long-term equity incentives to its executive officers and to other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of AsiaInfo. Stock options are generally granted at an exercise price equal to 100% of the fair market value of AsiaInfo’s Common Stock on the date of grant, have a ten-year term and generally vest over a four year period. The primary stock options granted to executive officers are generally granted in conjunction with the executive officer’s acceptance of employment with AsiaInfo. When determining the number of stock options to be awarded to an executive officer, the Compensation Committee considers the executive’s current contribution to AsiaInfo’s performance, the executive officer’s anticipated contribution in meeting AsiaInfo’s long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other information technology companies. The Compensation Committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long term strategic and performance objectives and each executive’s current and anticipated contributions to AsiaInfo’s future performance. On October 24, 2005, the Compensation Committee of the Board approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. Please see “Option Grants in Last Fiscal Year”. The primary purpose of the accelerated vesting is to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FASB Statement No. 123R, “Share-Based Payment,” (“SFAS 123R”) in 2006.

In AsiaInfo’s Annual Meeting of stockholders on April 21, 2005, the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”) was approved and ratified. The purpose of the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”) is to enhance the long-term stockholder value of the Company, by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section 2 of the Plan) to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company. Pursuant to the Plan, the Company’s Compensation Committee, as the plan administrator, has discretion over whether and to whom to grant awards. In 2005, AsiaInfo began to implement a policy of granting restricted stock units, instead of stock options, to its non-executive directors pursuant to the AsiaInfo 2005 Stock Incentive Plan. These awards began with initial grants of 5,000 units to each non-executive director, vesting over four years on an annual schedule of 25% per year. AsiaInfo intends to grant new restricted stock units to its non-executive directors as their restricted stock vests in each year, so that the unvested portion of each non-executive director’s restricted stock units is always maintained at 5,000 units. Please see Appendix I of AsiaInfo’s 2005 Proxy Statement, “AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan as Amended Through April 8, 2005”.

Other Compensation

AsiaInfo’s executive officers are also eligible to participate in benefits programs generally available to other employees. In addition, from time to time, executive officers have received signing bonuses or other performance bonuses based on extraordinary effort.

Chief Executive Officer Compensation

Steve Zhang is AsiaInfo’s President and Chief Executive Officer. The Compensation Committee reviews Mr. Zhang’s compensation annually using the same criteria and policies applied to other executive officers. In 2006, Mr. Zhang’s compensation is primarily based on the salary, restricted stock unit awards and other benefits he was entitled to receive under the employment agreement he entered into with the Company in December 2005. Following Mr. Zhang’s appointment as President and Chief Executive Officer, the Compensation Committee granted him 40,000 stock options under the AsiaInfo Holdings, Inc. Stock Option Plan. On September 19, 2006, the Compensation Committee granted Mr. Zhang 80,000 restricted stock units under the 2005 Stock Incentive Plan. The size and terms of Mr. Zhang’s restricted stock unit grant were based on the responsibilities and expected future contributions of Mr. Zhang.

Submitted by the Compensation Committee of the Board of Directors

Davin A. Mackenzie

Tom Manning

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Mackenzie and Tom Manning served as members of the Compensation Committee during 2005, as did Mr. Sun Chang, who retired from the Board in October of 2005. None of these individuals was an officer or employee of AsiaInfo during 2005. No member of the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Steve Zhang participates in the discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except that Mr. Zhang is excluded from discussions regarding his own salary and incentive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board and is responsible for the retention of the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Audit Committee currently consists of Messrs. Yungang Lu (Chair), Tao Long and Davin A. Mackenzie, all independent directors, as defined in the listing standards for the Nasdaq Stock Market.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with our management, has discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), has received the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and has discussed with our independent auditors their independence. The Audit Committee has also considered whether the provision of non-audit services by our auditors is compatible with maintaining our auditors’ independence. The Board adopted a written charter of the Audit Committee in November 1999. The Board adopted amendments to the charter in March 2003 and in January 2004.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Prior to the engagement of independent auditors for the next year’s audit, management submits an aggregate of services expected to be rendered by the independent auditors during that year to the Audit Committee for approval, along with the anticipated fees for those services. Management’s report to the Audit Committee categorizes all anticipated fees into one of the following four classifications:

•	Audit services—include fees for audit work performed in the preparation of financial statements, as well as work that generally only the independent auditors can reasonably be expected to provide, including comfort letters, statutory audits, and attestation services and consultation regarding financial accounting and/or reporting standards.

•	Audit-related services—include fees for assurance and related services that are traditionally performed by the independent auditors, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•	Tax services—include fees for all services performed by the independent auditors’ tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

•	Other Fees—include fees associated with services not captured in the other categories. The Company generally does not request such services from the independent auditors.

Prior to engagement, the Audit Committee must pre-approve these services. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In 2005, the Audit Committee pre-approved all services provided by our independent auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors

Yungang Lu

Tao Long

Davin A. Mackenzie

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Pursuant to our Nominating and Corporate Governance Committee Charter (the “Governance Committee Charter”), our Governance Committee is responsible for identifying prospective director nominees and recommending to the Board the director nominees for each annual meeting of stockholders. In addition, the Governance Committee develops and recommends to the Board the governance principles applicable to the Company, provides oversight of ethical standards, oversees the evaluation of the Board and management, recommends to the Board director nominees for each committee, and establishes and administers Board and committee member compensation policy. A copy of our Governance Committee Charter is available on our website at www.asiainfo.com.

DIRECTOR INDEPENDENCE

The Board has determined that each of Yungang Lu, Tao Long, Davin A. Mackenzie and Tom Manning is an “independent” director as defined by Nasdaq National Market Rule 4200(a) (15).

STOCKHOLDERS COMMUNICATIONS WITH BOARD OF DIRECTORS

In February 2004, the Board authorized and directed our management to establish appropriate procedures for our stockholders to send communications to members of the Board. You may communicate with the Board by sending a letter to AsiaInfo Holdings, Inc., 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC, Attention: Legal Department.

DIRECTOR ATTENDANCE AT STOCKHOLDERS MEETINGS

We have no requirements for our directors to attend the annual meetings of stockholders. James Ding and Steve Zhang attended the 2005 annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with China Netcom Group

Edward Tian has served as a member of our Board since our inception and is the beneficial owner of approximately 11% of our outstanding shares of Common Stock. Dr. Tian is currently Chief Executive Officer of China Netcom (Group) Company Limited (formerly known as China Netcom Corporation Ltd.) and Vice President of China Network Communication Group Corporation (referred to as “China Netcom Group” together with its affiliates). He has also acted in other senior management positions in China Netcom Group since he joined that company in June 1999. Prior to joining China Netcom Group, Dr. Tian and James Ding co-founded AsiaInfo in Dallas, Texas in 1993, and Dr. Tian served as AsiaInfo’s President until May of 1999. Along with China Telecommunications Corporation, China United Telecommunications Corporation and China Mobile Communications Corporation, China Netcom Group is one of the largest providers of telecommunications services in China. Like other major participants in that industry, China Netcom Group has entered into contracts with AsiaInfo for systems integration services and software products from time to time. In 2005, those agreements included the following:

•	In January 2005, we entered into a contract to provide China Netcom Group with our software products to expand an operation support system integration project for Zhejiang Province. Our expected revenues from this contract are approximately $243,945.

•	In January 2005, we entered into a contract to provide China Netcom Group with hardware products and software products to develop network business system and integration for Zhejiang Province. Our expected revenues from this contract, net of hardware cost, are approximately $185,048.

•	In January 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIOMS Suite & AIRadius, and related services for a generation operation support system in Shanghai. Our expected revenues from this contract, net of hardware cost, are approximately $462,080.

•	In January 2005, we entered into a contract to integrate a system for the Nanjing intercity network amalgamation project for China Netcom Group Jiangsu Province. Our expected revenues from this contract, net of hardware cost, are approximately $82,958.

•	In January 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS, to expand the capacity of its enterprise information portal network for a billing system in Shandong Province. Our expected revenues from this contract, net of hardware cost, are approximately $861,207.

•	In February 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS, to develop a billing system in Hebei Province. Our expected revenues from this contract, net of hardware cost, are approximately $375,656.

•	In March 2005, we entered into a contract to provide China Netcom Group with our professional services for LingTongLeYuan corporation’s project in Qingdao. Our expected revenues from this contract are approximately $118,198.

•	In March 2005, we entered into a contract to provide China Netcom Group with our professional services to expand the capacity of its IP network and integrate its system in Heilongjiang Province. Our expected revenues from this contract are approximately $81,036.

•	In June 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIMC & AISP, and related services to establish a data operation authentication system in Jilin Province. Our expected revenues from this contract, net of hardware cost, are approximately $906,123.

•	In June 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIOBS, and professional services to establish a wild band IP network system integration project in Heilongjiang Province. Our expected revenues from this contract, net of hardware cost, are approximately $246,994.

•	In June 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS & AIOBS (AILM module), to expand the wild band network authentication and billing system in Tianjin. Our expected revenues from this contract are approximately $218,885.

•	In June 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIMC, AISP & AIAV, and professional services to expand the billing system project for Neimenggu Province. Our expected revenues from this contract, net of hardware cost, are approximately $162,877.

•	In June 2005, we entered into a contract to provide China Netcom Group with our professional services to integrate the network authentication and billing system with other related system platform projects for Hebei Province. Our expected revenues from this contract are approximately $114,458.

•	In July 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS 6.3, to establish a data billing and operation management system in Gansu Province. Our expected revenues from this contract are approximately $70,111.

•	In August 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS (LoginManager Module), to expand the capacity of its IP network server in Heilongjiang Province. Our expected revenues from this contract are approximately $428,617.

•	In August 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIAV & AISP, and related services to reconstruct its email box system in Tianjin. Our expected revenues from this contract, net of hardware cost, are approximately $94,086.

•	In September 2005, we entered into a contract to provide China Netcom Group with our software products, AIVDSP, to establish a wild band value-added operation platform in Shandong Province. Our expected revenues from this contract are approximately $310,497.

•	In September 2005, we entered into a contract to provide China Netcom Group with hardware products and our software products, AIOBS, to establish an ADSL static IP network project in Beijing. Our expected revenues from this contract, net of hardware cost, are approximately $121,981.

•	In September 2005, we entered into a contract to provide China Netcom Group with our professional services to integrate a wild band intercity network system in Heilongjiang Province. Our expected revenues from this contract are approximately $185,309.

•	In September 2005, we entered into a contract to provide China Netcom Group with our professional services to expand the capacity of the China 169 network system project. Our expected revenues from this contract are approximately $1,114,857.

•	In September 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS, to establish a data operation and billing authentication system in Guangdong Province. Our expected revenues from this contract are approximately $216,524.

•	In October 2005, we entered into a contract to provide China Netcom Group with our professional services for its server storage transit IP network integration service project. Our expected revenues from this contract are approximately $63,348.

•	In November 2005, we entered into a contract to provide China Netcom Group with hardware products and our professional services to establish an IP network integration system project in Shanxin Province. Our expected revenues from this contract, net of hardware cost, are approximately $90,187.

•	In November 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS, and related services to establish 167 international travelers transit network projects. Our expected revenues from this contract are approximately $144,024.

•	In December 2005, we entered into a contract to provide China Netcom Group with hardware products and our software products, AIOBS, to develop an AIOBS system project in Beijing. Our expected revenues from this contract, net of hardware cost, are approximately $219,044.

•	In December 2005, we entered into a contract to provide China Netcom Group with hardware products and our professional services to expand its operation supporting system project in Zhejiang Province. Our expected revenues from this contract, net of hardware cost, are approximately $432,841.

•	In December 2005, we entered into a contract to provide China Netcom Group with our software products, AIOMS Suite, to expand the capacity of its operation supporting system project in Hainan Province. Our expected revenues from this contract are approximately $180,437.

•	In December 2005, we entered into a contract to provide China Netcom Group with our software products, AIOBS, to establish an IP network integration authentication and billing platform registration system in Beijing. Our expected revenues from this contract are approximately $327,968.

•	In December 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIMC, AISP & AIAV, and related services to expand the capacity of its IP network email system in Zhejiang Province. Our expected revenues from this contract, net of hardware cost, are approximately $83,901.

•	In December 2005, we entered into a contract to provide China Netcom Group with hardware products, our software products, AIOBS 6, and related services to expand the capacity of its AIOBS system in Zhejiang Province. Our expected revenues from this contract, net of hardware cost, are approximately $101,188.

•	In December 2005, we entered into a contract to provide China Netcom Group with our software products, AIOMS Suite, to reconstruct the operation of the supporting system CRM project in Jiangsu Province. Our expected revenues from this contract are approximately $275,113.

Each of the foregoing transactions with China Netcom Group was an arm’s-length, negotiated transaction on terms that we believe are no less favorable than terms we would have received from an unrelated party. In 2005, revenues derived from China Netcom Group represented approximately 12% of our total revenues. We will continue to recognize revenues from the foregoing contracts in the current fiscal year, and anticipate that we will enter into additional contracts with China Netcom Group in the current fiscal year and future fiscal years.

Transactions with Lenovo Group Limited and its Affiliates

As previously reported in our Form 8-K filed on October 25, 2004, we closed our acquisition of the non-telecommunications related information technology services business of Lenovo Group Limited (“Lenovo”) on October 19, 2004. As part of the consideration for the assets we acquired from Lenovo, our subsidiary, Bonson Information Technology Limited (“Bonson”) entered into a forward contract with a subsidiary of Lenovo under which Bonson was obligated to deliver shares of our Common Stock having a market value of approximately $27.1 million on the settlement date. The settlement date was required to occur, at our discretion, at any time during the twelve-month period following the closing. The forward contract limited Bonson’s obligation to deliver no more than 4,498,130 shares of our Common Stock, and provided that if the market value of 4,498,130 shares was less than $27.1 million on the settlement date, Bonson would have the option of paying cash or delivering additional shares of our Common Stock in order to cover the difference. On July 1, 2005, we settled the forward contract by delivering from treasury stock 4,498,130 shares of our Common Stock, with a fair value of $25,189 and a cost of $23,255, and paying cash in the amount of $2,024 to Lenovo. After settling the forward contract, Lenovo owned approximately 12% of our outstanding Common Stock, as of December 31, 2005.

Agreements regarding ownership structure of the systems integration business involving state secrets

In connection with the closing of our acquisition of Lenovo’s IT services business, we and Lenovo entered into a supplement to the acquisition agreement as of October 1, 2004, which sets forth certain supplemental understandings and agreements regarding the structure of the acquisition and other terms and conditions. Among other things, the supplement sets forth the structure of the acquisition of the part of Lenovo’s IT services business that constitutes “systems integration involving state secrets” under relevant PRC law. Under the supplement, the parties agreed that Legend Holdings Limited (“Legend Holdings”), the parent of Lenovo Group, would establish a subsidiary in China, Lenovo Security Technologies (Beijing) Inc. (“Lenovo Security”). At the time Lenovo Security was established, Legend Holdings owned 51% of the equity interest in Lenovo Security, and two PRC citizens, Mr. Bing Yu, a former member of our Board, and Ms. Zheng Wang, one of our employees, held the remaining equity interest. The purpose of Lenovo Security is to obtain the necessary licenses and qualifications for the systems integration businesses involving state secrets, after which Lenovo Security will be transferred to us (unless it has been transferred earlier, under certain circumstances). Through our wholly-owned subsidiary, Lenovo-AsiaInfo Technologies, Inc. (“Lenovo-AsiaInfo”) we have entered into a series of contractual arrangements with Lenovo Security and its shareholders under which we enjoy effective control of Lenovo Security and economic benefits substantially similar to equity ownership of Lenovo Security.

The supplement to the acquisition agreement also provides that during the transition period from the date of closing the acquisition to the earlier of (1) the date when Lenovo Security has received the Information System Integration Qualification from the MII (which is a prerequisite for the operation of the systems integration businesses involving state secrets) and (2) the date when Lenovo-AsiaInfo acquires all of Legend Holdings’ equity interest in Lenovo Security pursuant to the terms of the equity transfer arrangement agreements described below, we will operate the system integration businesses involving state secrets through Lenovo Computer System and Technology Services Co., Limited. (“Lenovo Computer”). Lenovo Computer is owned by two subsidiaries of Lenovo: Lenovo Manufacturing Limited, or Lenovo Manufacturing, and Lenovo Beijing Limited, or Lenovo Beijing. We have entered into similar contractual arrangements with Lenovo Computer, Lenovo Manufacturing and Lenovo Beijing to operate and control Lenovo Computer during this transitional period, and to receive economic benefits substantially similar to equity ownership in Lenovo Computer.

As previously reported in our Form 8-K filed on January 4, 2006, Mr. Bing Yu resigned as an officer and director of AsiaInfo and its subsidiaries as of January 3, 2006. Prior to his resignation, Mr. Yu was the registered holder of 25% of the equity interest in Lenovo Security. In connection with his resignation, Mr. Yu entered into a Frame Contract dated January 3, 2006 with Mr. James Ding, our Board Chairman and former Chief Executive Officer. The Frame Contract sets forth a legal structure whereby Mr. Yu transferred his equity interest in Lenovo Security to Mr. Ding pursuant to an Equity Interest Transfer Agreement. Mr. Yu had originally borrowed RMB6,000,000 from Lenovo-AsiaInfo for the purpose of establishing Lenovo Security. This loan obligation was also transferred to Mr. Ding in accordance with the Frame Contract. Mr. Ding entered into a series of agreements with Lenovo-AsiaInfo on January 3, 2006, including the Loan Agreement, Power of Attorney, Exclusive Option Agreement and Share Pledge Agreements, all of which were required to effect the replacement of Mr. Yu as an equity owner of Lenovo Security. For detailed information regarding these agreements, please see descriptions of each agreement under the heading “Agreements regarding Lenovo Security” below.

The structure of our contractual arrangements with Lenovo Security and Lenovo Computer was developed in order to comply with the current prohibition under PRC laws and regulations on foreign persons or foreign-invested enterprises from engaging in systems integration businesses involving state secrets, and to comply with certain licensing requirements with respect to such businesses.

For a further description of those laws and regulations, please see the discussion in our annual report on Form 10-K for fiscal year ended December 31, 2005 (the “2005 Form 10-K”) in Item 1. Business, under the heading “Governmental Regulation”.

For a discussion of certain risks related to those regulations and our contractual arrangements with Lenovo, please see the discussion in our 2005 Form 10-K in Item 1A, “Risk Factors”.

The following chart provides an outline of the current structure described above:

(1)	Mr. James Ding is the Chairman of our Board. He is the registered holder of 25% of the equity interest in Lenovo Security.
(2)	Ms. Zheng Wang is our Director of Investments. She is the registered holder of 24% of the equity interest in Lenovo Security.
(3)	Legend Holdings is the parent company controlling a majority of the outstanding shares of Lenovo. Legend Holdings is the registered holder of 51% of the equity interest in Lenovo Security.
(4)	We do not currently have any ownership interest in Lenovo Security. Through our subsidiary Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Security and its shareholders that provide us with effective control of Lenovo Security.
(5)	We do not currently have any ownership interest in Lenovo Computer, which is wholly-owned by subsidiaries of Lenovo. Through our subsidiary, Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Computer and its shareholders that provide us with effective control of Lenovo Computer.

The following is a description of the various agreements Lenovo-AsiaInfo has entered into with affiliates of Lenovo and other persons in order to exercise effective control over, and enjoy the economic benefits of, Lenovo Security and Lenovo Computer.

Agreements regarding Lenovo Security

Loan Agreements. Lenovo-AsiaInfo has provided a loan to each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang to fund their respective contributions to the registered capital of Lenovo Security. Pursuant to the terms of the Equity Transfer Arrangement Agreements described below, the loans are repayable only through the transfer by each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang of their respective equity interests in Lenovo Security to Lenovo-AsiaInfo or any other person designated by Lenovo-AsiaInfo.

Powers of Attorney. Each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang, has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Security, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Security and the appointment of directors and senior management members of Lenovo Security. The term of the power of attorney from Legend Holdings is seven years and two months. The term of the powers of attorney from Mr. Ding and Ms. Wang extends as long as they hold their equity interests in Lenovo Security.

Exclusive Business Cooperation Agreement. Lenovo Security has appointed Lenovo-AsiaInfo as its exclusive services provider to provide it with complete business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Security pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang has pledged all of its or their respective equity interest in Lenovo Security as security for the payment of the service fee under the exclusive business cooperation agreement which Lenovo Security entered into with Lenovo-AsiaInfo. In the event that Lenovo Security breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Security to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreement. Upon the earlier of (1) October 19, 2011, (2) the occurrence of an event of default, or (3) 60 days following the date of a written notice from Lenovo-AsiaInfo Technologies, Inc. to Legend Holdings and Lenovo Security, Lenovo-AsiaInfo or any one of its affiliates may purchase, and Legend Holdings will be obligated to sell, all of its equity interest in Lenovo Security to Lenovo-AsiaInfo in exchange for the cancellation by Lenovo-AsiaInfo of all outstanding loans made to Legend Holdings under its Loan Agreement.

Exclusive Option Agreement. Mr. James Ding and Ms. Wang Zheng have each irrevocably granted Lenovo-AsiaInfo an exclusive option to purchase his or her equity interests in Lenovo Security for a price equal to the actual capital contributions which he or she paid into the registered capital of Lenovo Security. Upon exercise of this purchase option, Lenovo-AsiaInfo may elect to pay the purchase price through cancellation of the outstanding amount of the RMB6,000,000 loan owed by Mr. James Ding or Ms. Wang Zheng to Lenovo-AsiaInfo. The term of this agreement is ten years.

Agreements regarding Lenovo Computer

Powers of Attorney. Each of Lenovo Manufacturing and Lenovo Beijing has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Computer, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Computer and the appointment of directors and senior management members of Lenovo Computer. The term of each power of attorney is seven years and two months.

Exclusive Business Cooperation Agreement. Lenovo Computer has appointed Lenovo-AsiaInfo as its exclusive services provider to provide it with complete business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Computer pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Lenovo Manufacturing and Lenovo Beijing has pledged all of its respective equity interests in Lenovo Computer as security for the payment of the service fee under the exclusive business cooperation agreement. In the event that Lenovo Computer breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Computer to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreements. Upon the earlier of (1) the receipt by Lenovo Security of the Information System Integration Qualification (Level I) from the MII, which is a pre-requisite qualification for the operation of the system integrations businesses involving state secrets, (2) the purchase by Lenovo-AsiaInfo of all of Legend Holding’s equity interest in Lenovo Security, and (3) the occurrence an event of default as set forth in the equity transfer arrangement agreements, Lenovo-AsiaInfo will purchase, and each of Lenovo Manufacturing and Lenovo Beijing will sell, all of their respective equity interests in Lenovo Computer to Lenovo-AsiaInfo for an aggregate consideration of RMB100.

Ancillary Agreements with Lenovo

In connection with the acquisition of Lenovo’s IT services business in October 2004, we entered into a series of ancillary agreements and arrangements with Lenovo and its affiliates pursuant to which Lenovo has licensed certain intellectual property to us on a royalty-free basis, and under which Lenovo is providing certain transitional services to us. Those agreements include a Patent, Copyright and Technology License Agreement under which we have a royalty-free license to utilize certain intellectual property owned by Lenovo that is material to the IT services business we acquired from Lenovo, but which is also utilized by Lenovo in certain of its businesses that we did not acquire. We also entered into a Trademark License Agreement under which we have a royalty-free license to utilize the “Lenovo” name and certain other Lenovo trademarks, primarily in conjunction with the “AsiaInfo” name and certain other AsiaInfo trademarks, in connection with the non-telecommunications-related IT services business we acquired. The license has a term of approximately seven years, subject to earlier termination under certain circumstances.

Under a Procurement, Production and Distribution Services Agreement entered into in connection with the acquisition, Lenovo has provided us with procurement, manufacturing, transportation and sales services for certain information security business products sold to us. The products include hardware and software for use in firewall products, virtual private networks, security management platforms and other solutions we offer to our customers. We have also entered into a transitional agreement with Lenovo under which we incurred an aggregate of $406,992 in service fees during 2005.

STOCK PRICE PERFORMANCE

The following graph shows a comparison of cumulative total stockholder returns for AsiaInfo’s Common Stock, the S&P 500 Information Technology Sector and the Nasdaq Stock Market Index for U.S. and foreign companies. The graph assumes the investment of $100 on March 2, 2000, the date of AsiaInfo’s initial public offering. The data regarding AsiaInfo assumes an investment at the initial public offering price of $24.00 per share of AsiaInfo’s Common Stock. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 1, 2006 of (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to AsiaInfo to beneficially own more than 5% of our Common Stock, (ii) each director or director nominee of AsiaInfo, (iii) each executive officer of AsiaInfo, and (iv) all directors and executive officers of AsiaInfo as a group.

	Common Stock
Name of Beneficial Owner(1)	Number of Shares Beneficially Held(2)	Percent of Class
Warburg Pincus Ventures, L.P.(3)	4,025,105	8.91%
Warburg Pincus Ventures International, L.P.(3) 12/F St. George’s Building, 2 Ice House Street, Central, Hong Kong	4,025,105	8.91%
Subtotal	8,050,210	17.83%

Lenovo Group Limited	5,472,414	12.12%

James Ding(4)	2,486,000	5.40%
Edward Tian(5)	5,230,950	11.28%
Yungang Lu(6)	20,600	*
Davin A. Mackenzie	—	—
Tao Long(7)	30,000	*
Tom Manning	—	—
Steve Zhang(8)	734,000	1.60%
Ying Han(9)	672,000	1.47%

All directors and executive officers as a group (8 persons)	9,173,550	18.86%

*	Less than 1% of the outstanding Common Stock.
(1)	Unless otherwise noted above, the address for each of the beneficial owners is c/o AsiaInfo Holdings, Inc., 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.
(2)	This table is based on information supplied by executive officers, directors and stockholders of AsiaInfo and on Schedules 13D or 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 2006 are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(3)	Voting and investment control over the shares of Common Stock owned by Warburg Pincus Ventures, L.P. and Warburg Pincus Ventures International, L.P. is held by Warburg, Pincus & Co., the corporate general partner and investment manager of both limited partnerships, and not by any single individual.
(4)	Includes 1,308,053 shares held directly by Mr. Ding; 86,947 shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family; 246,000 shares held in New Media China Investment I, Ltd. which is beneficially owned by Mr. Ding; and options to acquire beneficial ownership of 845,000 shares that are all currently exercisable.
(5)	Includes 1,068,871 shares held directly by Dr. Tian; 4,000 shares held in a revocable trust for the benefit of Dr. Tian’s daughter, Stephanie Tian; 750,000 shares held by Morgan Stanley & Company as a guaranty; 2,198,079 shares held by Dr. Tian’s wife, Jean Qin Kong; and options to acquire beneficial ownership of 1,210,000 shares that are all currently exercisable.
(6)	Includes 600 shares held directly by Mr. Lu and options to acquire beneficial ownership of 20,000 shares that are all currently exercisable.
(7)	Includes options to acquire beneficial ownership of 30,000 shares that are all currently exercisable.
(8)	Includes 33,186 shares held by Mr. Zhang and options to acquire beneficial ownership of 700,814 shares that are all currently exercisable.
(9)	Includes options to acquire beneficial ownership of 672, 000 shares that are all currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires AsiaInfo’s executive officers and directors, and persons who own more than 10% of a registered class of AsiaInfo’s equity securities, to file certain reports regarding ownership of, and transactions in, AsiaInfo’s securities with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish AsiaInfo with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, AsiaInfo believes that for the year ended December 31, 2005, all reporting persons complied with Section 16(a) filing requirements.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2007

Stockholder proposals which are intended to be presented by such stockholders at AsiaInfo’s 2007 Annual Meeting of stockholders must be received by the Secretary of AsiaInfo at the Company’s principal executive offices no later than November 6, 2006 in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for notice of a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received prior to February 1, 2007.

OTHER MATTERS

The Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

To the extent that this Proxy Statement is incorporated by reference into any other filing by AsiaInfo under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” “Audit Committee Report,” (to the extent permitted by the rules of the SEC) and “Stock Price Performance” will not be deemed incorporated unless specifically provided otherwise in such filing.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ding
James Ding Chairman of the Board of Directors

March 15, 2006

Beijing, PRC

Appendix I

ASIAINFO HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AsiaInfo Holdings, Inc. (the “Company”) are (1) to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and incentive compensation for the Company’s employees, and (2) to produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission.

Organization

1. The Committee shall have at least two members.

2. Except as otherwise permitted by law and unless otherwise specifically determined by the Board to be in the best interests of the Company, all members of the Committee must be independent. For purposes of the Committee, a director will not be “independent”

(i) unless the Board affirmatively determines that the director has no material relationship with the Company (other than as a director or shareholder), either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company,

(ii) if the director is a former employee of the Company, until three years after the employment ended,

(iii) if the director is, or in the past three years has been, affiliated with or employed by a present or former auditor of the Company (or present or former auditor of an affiliate of the Company), until three years after the end of either the affiliation or employment with the auditor or the auditing relationship,

(iv) if the director is, or in the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director, or

(v) if the director has, or in the past three years has had, an immediate family member in any of the categories listed in (iii) or (iv).

3. The Board will designate a member of the Committee to be the chairman of the Committee.

4. The Committee shall meet at least two times annually or more frequently in its discretion or at the request of the Chairman of the Board.

5. The Committee may create its own rules of procedure, including rules regarding notice of meetings, quorum and voting.

6. The Committee may create subcommittees to perform particular functions, either generally or in specific instances.

7. Minutes will be kept with regard to each meeting of the Committee, which will record all actions taken by the Committee. Copies of the minutes of each meeting of the Committee will be sent promptly after the meeting to all members of the Board.

Responsibilities and Powers

To fulfill its purposes, the Committee will:

1. Review and approve corporate goals and objectives relevant to the compensation for executive officers, to evaluate the performance of executive officers in light of those goals and objectives, and to determine and approve the compensation level of executive officers based on this evaluation.

2. In determining the long-term incentive component of the executive officers’ compensation, consider the Company’s performance, the return to its stockholders relative to the returns to stockholders of comparable companies, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the Company’s executive officers in past years.

3. Make recommendations to the Board with respect to incentive-compensation plans and equity-based plans that will apply to employees (including executive officers) of the Company.

4. To the extent the Committee deems advisable, retain compensation consultants to advise the Committee about levels and types of compensation being given by companies similar to the Company to their executive officers and any other matters the Committee deems appropriate.

5. To the extent the Committee deems advisable, consult with legal counsel (which may be counsel to the Company) about any matters, including tax deductibility to the Company and tax effects upon employees, that the Committee deems relevant with regard to particular compensation related decisions.

6. Conduct an annual evaluation of its own performance.

7. Conduct an annual review of this Charter and recommend to the Board any changes the Committee deems appropriate.

*    *    *

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

AsiaInfo Holdings, Inc.

AsiaINFO.

INTERNET

https://www.proxyvotenow.com/asi

Go to the website address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-593-3363

Use any touch-tone telephone.

Have your proxy card ready.

Follow the simple recorded instructions.

OR

MAIL

Mark, sign and date your proxy card. Detach your proxy card. Return your proxy card in the postage-paid envelope provided.

1-866-593-3363

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

PLEASE VOTE, DATE, SIGN, AND RETURN PROMPTLY IN THE RETURN ENVELOPE. X

votes must be indicated (X) in Black or Blue ink.

1. Election of Director

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

FOR ALL

WITHHOLD FOR ALL

.EXCEPTIONS

2. Proposal to ratify the appointment of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors for fiscal year 2006.

FOR AGAINST ABSTAIN

Nominee: 01-James Ding; 02-Yungang Lu

(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exceptions” box and write the nominee’s name in the space provided below.)

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

To change your address, please mark this box.

SCAN LINE

PLEASE SIGN exactly as your name appears at left. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Date Share Owner sign here Co-Owner sign here

TO THE HOLDERS OF COMMON STOCK OF AsiaInfo Holdings, Inc.

The Bank of New York, (the “transfer agent”), has received advice that the 2006 Annual Meeting of stockholders of AsiaInfo Holdings, Inc. (the “Annual Meeting”) will be held at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, on April 25, 2006, at 4:00 p.m., local time, for the purposes set forth in the enclosed Notice of Meeting.

The attached proxy is being solicited by the Board of Directors of AsiaInfo. If you are desirous of having the individuals named in the attached proxy card vote your common stock for or against the proposals or any of them, at the Annual Meeting, kindly execute and forward to the transfer agent the attached proxy. The enclosed postage paid envelope is provided for this purpose. This proxy should be executed in such manner as to show clearly whether you desire the individuals named in the attached proxy card to vote for or against the proposals or any of them, as the case may be. The proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., New York time, Thursday, April 20, 2006. Only the registered holders of record at the close of business on March 1, 2006 will be entitled to execute the proxy.

Due to the limited amount of time available before the proxy deadline, the proxy can be faxed (with the original to follow by mail) to the transfer agent at +1(212) 815-4219.

The Bank of New York. Date: March 15, 2006

AsiaInfo Holdings, Inc.

AsiaINFO.

2006 ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 2006.

The undersigned stockholder(s) of AsiaInfo Holdings, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2006 Annual Meeting of stockholders and Proxy Statement, each dated March 15, 2006, and hereby appoint(s) Ivy Dong, Ying Han and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of stockholders of AsiaInfo Holdings, Inc., to be held on April 25, 2006 at 4:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of proxy with the power of attorney or other authority, if any under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., New York time, on Thursday, April 20, 2006 in order to be counted in the Annual Meeting on April 25, 2006. You may also vote your shares in person at the Annual Meeting. Due to the limited amount of time available before the proxy deadline, the completed proxy can be faxed (with the original to follow by mail) to the transfer agent, at +1(212) 815-4219. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

If you have any comments ASIAINFO HOLDINGS, INC.

please mark this box. P.O. BOX 11169

NEW YORK, N.Y. 10203-0169

(Continued and to be dated and signed on the reverse side.)